UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2014

United Development Funding Income Fund V
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-194162 (1933 Act)	46-3890365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Registration Statement on Form S-11 for the initial public offering of up to 50,657,895 common shares of beneficial interest of United Development Funding Income Fund V (the “Company”) was declared effective by the Securities and Exchange Commission on July 25, 2014. Pursuant to the terms of the offering, the Company was required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with LegacyTexas Bank until the Company received subscriptions aggregating at least $2.0 million, and until the Company received subscriptions aggregating at least $2.5 million, all subscription proceeds from residents of New York were placed in escrow. As of October 22, 2014, the Company had received subscriptions for the purchase of the Company’s shares in excess of $2.5 million, thus satisfying both the general minimum offering amount and the New York minimum offering amount pursuant to the escrow agreement. As a result, on October 22, 2014, the Company broke escrow and accepted investors’ subscriptions for, and issued, 132,298 common shares of beneficial interest in the offering, resulting in gross proceeds of approximately $2.6 million. In addition, the Company has special escrow provisions for residents of Pennsylvania and Washington which have not been satisfied as of October 22, 2014 and, therefore, the Company has not accepted subscriptions from residents of Pennsylvania and Washington.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding Income Fund V

Dated: October 22, 2014	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer